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                                                                       EXHIBIT 5

                           LETTERHEAD OF BROWN & WOOD



                                                   November 10, 1994



     Merrill Lynch & Co., Inc.
     World Financial Center
     North Tower
     New York, New York  10281


     Dear Sirs:

        We have acted as counsel for Merrill Lynch & Co., Inc., a Delaware corporation (the "Company"), in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about November 10, 1994 under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering $90,000,000 of Deferred Compensation Obligations which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of Merrill Lynch & Co., Inc. Amended and Restated 1994 Deferred Compensation Agreement for a Select Group of Eligible Employees (the "Agreement"). In such capacity, we have examined the Restated Certificate of Incorporation and By-Laws of the Company, the Agreement, and such other documents of the Company as we have deemed necessary or appropriate for the purposes of the opinion expressed herein.

        Based upon the foregoing, we advise you that, in our opinion, when issued in accordance with the provisions of the Agreement, the Deferred Compensation Obligations are valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and any amendment thereto.


                                              Very truly yours,

                                              /s/ Brown & Wood
                                              Brown & Wood